Question 77 H.  Changes in control of Registrant


Series 1  High Yield Bond Fund
				     03/31/05	% owned	    03/31/06	% owned
AIG Global Investment Group
160 Water Street
New York, NY 10038-4922		   20,025,958	   27.97%         0	0.00%

Redemption of shares owned between 04/01/05 and 03/31/06.